Exhibit 3.1

GREAT AJAX CORP.

ARTICLES SUPPLEMENTARY

Great Ajax Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 2-105 of the Maryland General Corporation Law (the “MGCL”) and Section 5.3 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, classified and designated 1,200,000 authorized but unissued shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of the Corporation as (i) 1,112,400 additional shares (the “Additional Series A Preferred Stock Shares”) of Series A Preferred Stock (the “Series A Preferred Stock”) and (ii) 87,600 additional shares (the “Additional Series B Preferred Stock Shares”) of Series B Preferred Stock (the “Series B Preferred Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption for such series of Preferred Stock set forth in the Charter, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

SECOND: The Additional Series A Preferred Stock Shares and the Additional Series B Preferred Stock Shares have been classified and designated by the Board of Directors under the authority contained in the Charter and Section 2-105 of the MGCL. After giving effect to the classification and designation of the Additional Series A Preferred Stock Shares set forth herein, the total number of shares of Series A Preferred Stock that the Corporation has authority to issue is 2,732,400 shares. After giving effect to the classification and designation of the Additional Series B Preferred Stock Shares set forth herein, the total number of shares of Series B Preferred Stock that the Corporation has authority to issue is 3,267,600 shares.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at 1:00 p.m., Eastern time, on May 7, 2020.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 7th day of May, 2020.

ATTEST:	GREAT AJAX CORP.

/s/ Lauren DeMasi	By:	/s/ Lawrence Mendelsohn
Name: Lauren DeMasi		Name: Lawrence Mendelsohn
Title: Secretary		Title: Chief Executive Officer

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